Exhibit 99.1

Media Contact: Aileen Zerrudo/Kelly Krueger Weber Shandwick 415.248.3411/415.248.3415 azerrudo@webershandwick.com kkrueger@webershandwick.com	Investor Contact: Margie Ramirez Peet’s Coffee & Tea, Inc. 510.594.2196 investorrelations@peets.com

PEET’S COFFEE & TEA, INC. REPORTS THIRD QUARTER 2004 RESULTS; RAISES OUTLOOK FOR THE FULL YEAR

EMERYVILLE, Calif. - October 27, 2004 - Peet’s Coffee & Tea, Inc. (NASDAQ:PEET), today announced third quarter results for the 13-week period ended September 26, 2004.

Total company net revenue for the quarter increased 19.5 percent to $34.5 million, compared to $28.8 million for the same period last year. Year-to-date sales increased to $100.6 million for the 39 weeks ended September 26, 2004, an increase of 17.9 percent over sales of $85.3 million for the same period last year.

Retail store revenue increased 15.5 percent to $23.9 million for the quarter. The company opened five new stores during the quarter. Year-to-date Retail store revenue increased 13.4 percent to $70.1 million, driven by the opening of 15 new stores in the last 12 months and continued growth in existing stores.

Specialty sales revenue increased 29.8 percent to $10.5 million for the quarter. Within Specialty, the grocery business continued to grow most rapidly, up 51.3 percent over last year, driven by an increase in the number of grocery stores serviced and better performance within existing accounts. The foodservice business grew 34.1 percent, the office business grew 20.0 percent and direct delivery sales were up 12.2 percent during the quarter. Year-to-date, Specialty sales revenue increased 29.9 percent to $30.6 million.

For the quarter, Peet’s recorded net income of $2.0 million, or $0.14 per share, compared to a loss of $0.3 million or $0.03 per share for the same period last year. Year-to-date net income was $5.6 million, or $0.40 per share, compared to $2.5 million, or $0.19 per share last year.

In the third quarter of last year, the company recorded a charge of $3.4 million ($2.1 million after tax, or $0.16 per share) primarily to settle a purported class action overtime lawsuit. This quarter, the company substantially completed the payout to all class members and the final liability was determined to be $0.5 million less than the original reserve ($0.3 million after-tax, or $0.02 per share). The company recorded this credit in the current quarter, which resulted in total earnings per share exceeding the high end of previous guidance by $0.02 per share.

The company also raised its guidance for the full year 2004 due to strong sales performance and the one time credit of $0.02 to earnings in the quarter. Sales growth is expected to be 20 percent with net income of $0.65 to $0.66 per share for the 53 weeks ending January 2, 2005. This is up from previous guidance of 17 to19 percent sales growth and net income of $0.61 per share for 53 weeks.

“We’re pleased with our performance this quarter. Our top line growth was stronger than expected, particularly across all segments of our Specialty business,” said Patrick O’Dea, president and chief executive officer of Peet's Coffee & Tea. “We’re entering the fourth quarter with a great holiday program and strong momentum, which gives us increased confidence this year and heading into 2005.”

Peet's Coffee & Tea, Inc. Q3 2004 Conference Call
The company will report its third quarter 2004 earnings results and discuss guidance for 2005 via conference call on Wednesday, October 27, 2004. The teleconference call will begin at 2 p.m. PDT/5 p.m. EDT.

The teleconference can be accessed by calling 1-800-479-9001 and using access code 970756. A replay of the teleconference will be available at 5 p.m. PDT/8 p.m. EDT at 1-888-203-1112 or 719-457-0820, using access code 970756. The recording will be archived through midnight EDT on November 3, 2004. It will also be available at http://investor.peets.com/medialist.cfm through October 27, 2005.

ABOUT PEET’S COFFEE & TEA, INC.

Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and 88 company-owned stores in seven states. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc., visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to earnings and sales guidance for 2004. Because of the uncertainties inherent in these forward-looking statements, the Company’s actual results could differ materially from those set forth in forward-looking statements. The Company’s estimates regarding its operations and financial results are based on currently available operating, financial and competitive information. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, risks arising from accounting adjustments; the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 28, 2003.

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003

Retail stores	$23,917	$20,706	$70,063	$61,794
Specialty sales	10,549	8,127	30,550	23,517
Net revenue	34,466	28,833	100,613	85,311

Operating expenses:
Cost of sales and related occupancy expenses	16,143	13,308	46,355	39,297
Operating expenses	11,903	9,426	34,260	28,183
Marketing and advertising expenses	762	958	2,613	3,357
General and administrative expenses	1,221	4,860	4,724	7,722
Depreciation and amortization expenses	1,487	1,228	4,166	3,547

Total operating costs and expenses	31,516	29,780	92,118	82,106

Income (loss) from operations	2,950	(947)	8,495	3,205

Interest income, net	(227)	(499)	(655)	(972)

Income (loss) before income taxes	3,177	(448)	9,150	4,177

Income tax provision (benefit)	1,168	(125)	3,557	1,679

Net income (loss)	$2,009	$(323)	$5,593	$2,498

Net income (loss) per share:
Basic	$0.15	$(0.03)	$0.42	$0.20
Diluted	$0.14	$(0.03)	$0.40	$0.19

Shares used in calculation of net income (loss) per share:
Basic	13,420	12,778	13,269	12,472
Diluted	14,115	12,778	13,915	13,155

PEET’S COFFEE & TEA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share amounts)

	September 26,	December 28,
	2004	2003

ASSETS

Current Assets
Cash and cash equivalents	$3,797	$30,263
Short-term investments	11,967	12,328
Accounts receivable	3,732	3,115
Income tax receivable	-	340
Inventories	14,882	10,720
Prepaid expenses and other	2,142	2,111
Total current assets	36,520	58,877

Property and equipment, net	38,017	32,322
Intangible and other assets, net	3,675	2,684
Long-term U.S. Government and Agency Securities	40,285	16,572

Total assets	$118,497	$110,455

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$5,204	$4,770
Accrued compensation and benefits	3,932	4,157
Accrued litigation expense	127	2,343
Other accrued liabilities	4,017	3,122
Total current liabilities	13,280	14,392

Deferred lease credits and other long-term liabilities	1,344	829

Total liabilities	14,624	15,221

Shareholders' equity

Common Stock, no par value; authorized 50,000,000 shares; issued and outstanding 13,353,000 and 12,983,000	90,955	87,808
Accumulated other comprehensive income (loss), net of tax	(78)	23
Retained earnings	12,996	7,403

Total shareholders' equity	103,873	95,234

Total liabilities and shareholders' equity	$118,497	$110,455